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                                                                    EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent, as successor accountants of Dayton & Associates (said firm being merged with and into Vavrinek, Trine, Day & Co., LLP on September 1, 1996) to the incorporation by reference of their Independent Auditor's Report dated February 29, 1996 regarding the consolidated balance sheets of Monarch Bancorp and Subsidiaries as of December 31, 1995 and December 31, 1994, and the related statements of operations, changes in capital, and cash flows for each of the two years in the period ended December 31, 1995, in the Form 8-K filed by Western Bancorp with the Securities and Exchange Commission and Form S-8 dated June 6, 1997, Form S-8 dated January 21, 1998 and Form S-3 dated May 27, 1998.

VAVRINEK, TRINE, DAY & CO., LLP
Laguna Hills, CA
November 13, 1998